Exhibit 10.1

SIDE LETTER AGREEMENT

This Side Letter Agreement (“Agreement”) is effective as of July 29, 2026 (the “Effective Date”) by and among Full Glass Wine Co., a Delaware limited liability company (“FGWC”), Full Glass - Licensing, LLC, a Delaware limited liability company (“Full Glass - Licensing,” and together with FGWC, “Full Glass”) and AMASS Brands Inc., a Delaware corporation (“AMASS”). Each of FGWC, Full Glass - Licensing and AMASS is referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Full Glass - Licensing and AMASS have entered into that certain Multi-Year Wine Purchase Agreement (“Multi-Year Wine Purchase Agreement”) dated February 29, 2024. Terms used but not defined in this Agreement shall have the meanings ascribed to them in the Multi-Year Wine Purchase Agreement;

WHEREAS, under the Multi-Year Wine Purchase Agreement, Full Glass - Licensing agreed to purchase from AMASS and AMASS agreed to manufacture, package and sell to Full Glass - Licensing an aggregate Four Million Dollars’ ($4,000,000) worth of inventory or approximately 111,333 Cases of finished wine subject to the terms of the Multi-Year Wine Purchase Agreement (the “Purchase Obligation”);

WHEREAS, Full Glass - Licensing desires to modify its obligations under the Multi-Year Wine Purchase Agreement, including with respect to the Purchase Obligation and AMASS is in agreement with such modifications; and

WHEREAS, AMASS and Full Glass desire to memorialize their agreement with respect to such modification, and to set forth certain additional understandings between the Parties relating to the Multi-Year Wine Purchase Agreement, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto covenant and agree as follows:

1.	Payment Obligations Under Multi-Year Wine Purchase Agreement.

a.

As of the Effective Date, the Parties agree that Full Glass - Licensing shall no longer be responsible to pay the Purchase Obligation to AMASS and instead was obligated to pay to AMASS Four Hundred and Twenty Seven Thousand Dollars ($427,000) (the “Settlement Amount”) as a settlement in lieu of the Purchase Obligation owed under the Multi-Year Wine Purchase Agreement. The Parties hereby agree that the remaining amount due from the Settlement Amount of (Thirty One Thousand Seven Hundred and Fifty Dollars ($31,750) shall be paid by Full Glass to AMASS by July 31st, 2026. Upon receipt of this final payment, AMASS agrees to release to Full Glass that certain wine inventory listed on Exhibit A hereto.

b.

The Parties hereby agree that notwithstanding anything to the contrary contained in the Multi-Year Wine Purchase Agreement or otherwise, Full Glass shall have the option to apply Four Hundred Six Thousand Dollars ($406,000) of the Settlement Amount (the “Deposit”) in one of two ways:

i.

Equity Redemption in Connection with Future Wine Purchases. First, the Deposit may be applied in connection with future purchases of finished wine by Full Glass from AMASS under the following terms in this Section 1(b)(i): The Parties agree that pursuant to this option, Full Glass shall purchase an aggregate of 135,333.33 gallons of finished wine at a price of Five Dollars ($5.00) per gallon, representing an aggregate purchase value of Six Hundred Seventy-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($676,666.66) (the “Aggregate Purchase Value”). Of such Aggregate Purchase Value, Two Hundred Seventy Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($270,666.66) shall be paid in cash by Full Glass to AMASS for the purchase of finished wine. The remaining Three Dollars ($3.00) per gallon, or Four Hundred Six Thousand Dollars ($406,000) in the aggregate, shall be applied first to the redemption of the Series A Units held by AMASS in FGWC and, to the extent any portion of the Deposit remains thereafter, to the redemption of the Common Units held by AMASS in FGWC. Upon AMASS’s receipt of the cash payment of $270,666.66, the Deposit shall be applied in full toward such redemption, and the Aggregate Purchase Value shall be deemed satisfied in full.

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ii.

Application of Deposit to Equity Redemption Only. Second, the Deposit may be applied exclusively toward the redemption of the Series A Units and Common Units that AMASS owns in FGWC and not towards the purchase of wine. In the event Full Glass exercises this option, the Deposit shall first be applied dollar- for-dollar to reduce the redemption of the Series A Units held by AMASS in FGWC and, to the extent any portion of the Deposit remains thereafter, to the redemption of the Common Units held by AMASS in FGWC. For the avoidance of doubt, the Series A Units and Common A Units that AMASS owns and are subject to this Section 1(b)(ii), are set forth on Exhibit B attached hereto and incorporated herein by reference.

iii.

For the avoidance of any doubt, whether or not the Deposit is applied in accordance with Section 1(b)(i) or Section (1)(b)(ii), payment of the Settlement Amount in full by Full Glass to AMASS in accordance with this Section 1 shall constitute full satisfaction of any and all liabilities Full Glass - Licensing has under the Multi-Year Wine Purchase Agreement.

iv.

In the event the Deposit is applied toward the redemption of equity interests of AMASS in FGWC pursuant to Section 1(b)(i) or Section (1)(b)(ii), AMASS and Full Glass shall enter into the redemption agreement attached hereto as Exhibit C (the “Redemption Agreement”) and such redemption shall be effected in accordance with the terms thereof. For purposes of any redemption contemplated by this Section 1(b), the Parties agree that the redemption price per Series A Unit and Common Unit shall be equal to $8.77.

c.

Any installment payment required under the Payment Schedule that is not received by AMASS on or before its applicable due date (each a “Late Payment”) shall be subject to a one-time late charge equal to Ten Thousand Dollars ($10,000) (the “Late Payment Fee”), which Late Payment Fee shall be immediately due and payable in addition to the overdue installment. Full Glass shall have a period of seven (7) days following written notice from AMASS to cure any failure to timely pay an installment (together with the applicable Late Payment Fee) (the “Cure Period”). If Full Glass fails to cure any Late Payment in full prior to the expiration of the Cure Period, then, at AMASS’s written election, (i) this Agreement shall cease to have any further force or effect with respect to the settlement, satisfaction, release, and termination provisions contemplated hereby, and (ii) all rights, claims, and remedies of AMASS under the Multi-Year Wine Purchase Agreement and applicable Law, as in effect immediately prior to the Effective Date, shall be reinstated and fully enforceable, as if this Agreement had not been entered into; provided that any amounts previously paid by Full Glass hereunder shall be credited against such obligations.

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2.

Sale of Company Transaction. In the event that, within one (1) year of the Effective Date, FGWC enters into a definitive agreement providing for (i) the sale of FGWC, whether by merger, consolidation, equity sale, or sale of all or substantially all of its assets, or (ii) any other transaction or series of related transactions pursuant to which the persons who collectively owned more than fifty-one percent (51%) of the outstanding equity interests of FGWC immediately prior to such transaction cease to own more than fifty-one percent (51%) of the outstanding equity interests of FGWC immediately following such transaction (each, a “Sale of Company Transaction”), and AMASS and Full Glass have previously entered into a Redemption Agreement pursuant to Section 1 of this Agreement, then, if the value of the consideration that AMASS would have received in such Sale of Company Transaction with respect to the Series A Units and Common Units redeemed pursuant to the Redemption Agreement, is greater than the amount of the Settlement Amount that was satisfied through such redemption, then Full Glass shall pay to AMASS an amount equal to that difference promptly following the consummation of such Sale of Company Transaction.

3.

Termination of Multi-Year Wine Purchase Agreement. Effective as of the Effective Date, and without further action by either party, the Multi-Year Wine Purchase Agreement is hereby terminated in its entirety and shall be of no further force or effect; provided, however, that solely to the extent necessary to give effect to the credit mechanics expressly contemplated by this Agreement in Section Error! Reference source not found.), the provisions of the Multi-Year Wine Purchase Agreement governing the submission and acceptance of purchase orders, pricing and invoicing for finished wine, delivery terms (including title and risk of loss), and the limited license to use Full Glass - Licensing’s intellectual property in connection with the labeling and packaging of finished wine shall survive such termination. Except as expressly preserved in the preceding sentence, all economic obligations and arrangements of the parties under the Multi-Year Wine Purchase Agreement, including any minimum purchase requirements, take-or-pay obligations, forecasting obligations, and future purchase commitments, are hereby terminated and replaced in all respects by this Agreement.

4.

Amended and Restated Promissory Note. AMASS acknowledges that on or about July 31, 2025, Full Glass - Winc, LLC, a Delaware limited liability company (“Full Glass - Winc”) paid all amounts owed to AMASS under that certain Amended and Restated Secured Promissory Note dated February 29, 2024 by and between Full Glass - Winc and AMASS (the “Note”). The Parties agree that to date, there inadvertently still exist certain security interests held by AMASS on Full Glass - Winc in connection with the Note. Accordingly, as a condition to entering into this Agreement, the Parties agree that AMASS shall deliver to Full Glass an executed copy of those certain (1) Release of Security Interests in Intellectual Property by AMASS and (2) Confirmation Payoff Letter by and between AMASS and Full Glass - Winc prior to the Effective Date.

5.	Release.

a.

Subject only to the receipt by AMASS of the Settlement Amount per Section 1 above, AMASS, for itself and its owners, officers, agents, employees, and representatives (each an “AMASS Releasing Party”), knowingly and willingly releases, acquits and forever discharges Full Glass, and each of its former, current and future parents, subsidiaries, divisions, affiliates, joint venturers, successors and assigns, and all of their current, former and future representatives, agents, managers, employees, contractors, officers, directors, members, shareholders, attorneys, executives, representatives, insurers, reinsurers, owners and servants, from any and all claims, obligations, promises, agreements, controversies, causes of action, demands, costs, fees and expenses, of and from any and all claims, debts, demands, actions, causes of action, suits, judgments, obligations, damages and liabilities, of whatsoever kind and character, both in law and in equity, known or unknown or that may be considered to be of a continuing nature, which the applicable AMASS Releasing Party ever had, now have or may in the future have, relating to, arising out of or in connection with the Multi-Year Wine Purchase Agreement, any of the agreements between the parties in connection therewith, and any and all other agreements or dealings between the parties, including without limitation in connection with AMASS’s equity ownership in FGWC; provided, however, that the foregoing release shall not apply to, waive, release or otherwise impair any rights, claims or remedies arising under or pursuant to this Agreement. The Parties acknowledge and agree that this Agreement represents a full and final settlement of all amounts due, and all claims and disputes existing, between them under the Multi-Year Wine Purchase Agreement, any agreements related thereto, and any and all other agreements or dealings between the Parties, including without limitation in connection with AMASS’s equity ownership in FGWC, in each case through the Effective Date. AMASS hereby expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code, which provides as follows:

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b.

Subject only to AMASS’s receipt of the Settlement Amount per Section 1 above, Full Glass, for itself and its former, current and future parents, subsidiaries, divisions, affiliates, joint venturers, successors and assigns, and all of their current, former and future representatives, agents, managers, employees, contractors, officers, directors, members, shareholders, attorneys, executives, representatives, insurers, reinsurers, owners and servants (each a “Full Glass Releasing Party”), knowingly and willingly releases, acquits and forever discharges AMASS, and each of its owners, officers, agents, employees, representatives, former, current and future parents, subsidiaries, divisions, affiliates, joint venturers, successors and assigns, and all of their current, former and future representatives, agents, managers, employees, contractors, officers, directors, members, shareholders, attorneys, executives, representatives, insurers, reinsurers, owners and servants, from any and all claims, obligations, promises, agreements, controversies, causes of action, demands, costs, fees and expenses, of and from any and all claims, debts, demands, actions, causes of action, suits, judgments, obligations, damages and liabilities, of whatsoever kind and character, both in law and in equity, known or unknown or that may be considered to be of a continuing nature, which the applicable Full Glass Releasing Party ever had, now has or may in the future have, relating to, arising out of or in connection with the Multi-Year Wine Purchase Agreement, any of the agreements between the parties in connection therewith, and any and all other agreements or dealings between the parties, including without limitation in connection with AMASS’s equity ownership in FGWC; provided, however, that the foregoing release shall not apply to, waive, release or otherwise impair any rights, claims or remedies arising under or pursuant to this Agreement. Full Glass hereby expressly waives any and all rights and benefits conferred upon it by Section 1542 of the California Civil Code.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.	Miscellaneous.

a.	Assignability. Neither Party shall have the right to assign its rights and obligations under this Agreement without the prior written consent of the other Party.

b.

Entire Agreement. This Agreement and the other agreements contemplated hereby, embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior understandings related to the subject matter hereof.

c.

Governing Law, Jurisdiction; Waiver of Jury Trial. This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely with the State of Delaware, without giving effect to any Laws or principles of conflicts of laws that would cause the Laws of any other jurisdiction to apply. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding.

d.

Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed all the Parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any Party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

e.

Additional Documents and Further Assurances. Each Party, at the request of any other Party, shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such other instruments and do and perform, or cause to be done or performed, such other acts and things as are reasonably necessary or desirable for effecting the transactions set forth herein.

f.

Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile or PDF signatures shall be deemed original signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

FULL GLASS WINE CO., LLC		AMASS BRANDS INC.

By:	/s/ Louis Amoroso	By:	/s/ Mark Lynn
Name:	Louis Amoroso	Name:	Mark Lynn
Title:	CEO	Title:	CEO

FULL GLASS - LICENSING, LLC

By	/s/ Louis Amoroso
Name:	Louis Amoroso
Title:	Manager

Signature Page to

Side Letter Agreement

Exhibit A

Varietals/Qty/Price

o	2022 Red Wine Blend - 34,500 gallons / $2.00 -$69,000
o	2023 Red Wine Blend - 40,000 gallons / $2.00 - $80,000
o	2023 Pinot Noir —82,000 gallons / $2.00 - $164,000
o	2023 Chardonnay -20,000 gallons / $2.00 - $40,000
o	2022 Zinfandel - 10,000 gallons / $2.00 - $20,000
■	TOTAL -186,500 gallons / $373,000

Exhibit A to

Side Letter Agreement

Exhibit B

AMASS
Series A	8,892
Common	71,953
Total	80,845

Share Price		$8.77
Redemption		$406,000
Amount

Series A	8,892	$77,982.84	Redeemed
Common	37,402	$328,017.16	Redeemed
	46,294	$406,000.00	Total Redeemed

Common	34,551		Remaining

Exhibit B to

Side Letter Agreement

Exhibit C

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”), dated as of [           , 2026 (the “Effective Date”), is entered by and between Full Glass Wine Co., LLC, a Delaware limited liability company (the “Company”) and AMASS Brands Inc., (the “Existing Member”). Each of the Company and the Existing Member is referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Operating Agreement (defined below).

RECITALS

WHEREAS, Existing Member currently owns [         ] Units of the Company (the “Membership Interest”), which represent all of the membership interests owned by the Existing Member in the Company; and

WHEREAS, Existing Member currently desires to sell its Membership Interest in the Company to the Company and the Company desires to redeem from Existing Member its Membership Interest in the Company.

NOW THEREFORE, for good and valuable consideration set forth herein, the Parties hereby agree as follows.

1.	Redemption.

(a)

Subject to the terms and conditions of this Agreement, Existing Member hereby sells, assigns, transfers, conveys and delivers the Membership Interest to the Company, and the Company hereby redeems, acquires and accepts the Membership Interest from Existing Member in exchange for the Redemption Price. The term Redemption Price shall mean an amount equal to $[               ]. Other than the Redemption Price, the Company shall not have any further payment or other obligations to the Existing Member in connection with the redemption of Existing Member’s Membership Interest. The Redemption Price shall be paid as follows:

(b)

Existing Member will deliver such assignments and other documents as the Company may reasonably request to evidence the redemption of the Membership Interest. The Existing Member agrees that it will not Transfer (as defined in the Operating Agreement (defined below)) any portion of the Membership Interest, except to the Company pursuant to this Section 1.

2.           Representations and Warranties of the Existing Member. The Existing Member hereby represents and warrants to the Company as follows:

(a)          Power; Due Authorization; Binding Agreement. The Existing Member has full legal capacity, power, and authority to execute and deliver this Agreement, to perform all of the Existing Member’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Existing Member and constitutes the valid and binding agreement of the Existing Member, enforceable against the Existing Member in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Existing Member in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

(b)          No Conflict. Except for the Third Amended and Restated Limited liability Company Agreement of the Company dated January 21, 2025 (the “Operating Agreement”), Existing Member is not a party to any contract or commitment that (i) could require Existing Member to sell, assign, transfer, convey, deliver, or otherwise dispose of all or any portion of the Membership Interest (other than this Agreement) to any person or entity; (ii) prohibits, or purports to prohibit, the consummation of the transactions contemplated by this Agreement; (iii) requires Existing Member to obtain the consent of, or provide notice to, any person or entity as a condition precedent to the consummation of the transactions contemplated by this Agreement; or (iv) creates any obligation or liability in or with respect to the Membership Interest (or the ownership thereof) that will apply to the Membership Interest or to the Company after giving effect to the consummation of the transactions contemplated by this Agreement. Except for the Operating Agreement, Existing Member is not a Party to any voting trust, proxy, or other agreement or understanding with respect to any of the Membership Interest.

Exhibit C to

Side Letter Agreement

(c)          Title and Conveyance. The Existing Member owns all right, title and interest (legal and beneficial) in and to all of the Existing Member’s Membership Interest, free and clear of all liens or encumbrances. The Existing Member has the full right, power and authority to sell, assign, transfer and deliver the Existing Member’s Membership Interest as provided herein, and such delivery will convey to the Company good and valid title to the Existing Member’s Membership Interest, free and clear of any and all liens or encumbrances.

(d)          Brokers. The Existing Member is not and will not be obligated to pay any finder’s fee or commission in connection with the transactions contemplated hereby, nor will the Company be obligated to pay any such fee or commission based upon arrangements agreed to by or on behalf of the Existing Member.

(e)          Independent Advisors. In connection with Existing Member’s decision to enter into this Agreement and the transactions contemplated hereby, Existing Member has received and reviewed in detail this Agreement, Existing Member fully understands the terms, content and effect of this Agreement, Existing Member has relied fully and completely on Existing Member’s own judgment in executing and delivering this Agreement and Existing Member is not relying on the Company or any of its partners, members, officers, employees, agents or representatives for legal, financial, tax or business advice, and Existing Member has sought independent legal, financial, tax and business advice to the extent Existing Member has deemed necessary or appropriate in connection with the Existing Member’s decision to enter into this Agreement or has expressly waived such right by Existing Member’s execution hereof. Existing Member and/or its representatives inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the value of the Company and of the Membership Interests as desired by Existing Member, has been given an opportunity to ask questions of, and receive answers and all other requested information from, the Company’s officers and representatives in connection with such independent review, investigation and analysis and is fully satisfied with the results thereof. The sale of the Membership Interests by Existing Member and the consummation of the transactions contemplated hereby by Existing Member are not done in reliance upon any representation or warranty by, or information from, the Company or any of its affiliates or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in this Agreement hereof and Existing Member acknowledges that the Company expressly disclaims any other representations and warranties.

(f)          Information. The Existing Member (i) is familiar with the business, financial condition and affairs of the Company and is therefore able to determine fair value of the Redemption Price, (ii) has received all the information Existing Member considers necessary or appropriate for deciding whether to accept the Redemption Price as consideration for the redemption of the Membership Interest including without limitation any and all information necessary for the Existing Member to evaluate transactions contemplated by this Agreement, and (iii) acknowledges that he is not relying on any information provided by the Company.

Exhibit C to

Side Letter Agreement

(g) Agreement to Sell. The Existing Member acknowledges that the Existing Member (i) was under no obligation to sell any of the Membership Interest to the Company, (ii) has evaluated the merits and risks of selling the Membership Interest pursuant to this Agreement, and is willing to forego through such sale the potential for future economic gain that might be realized from the continued ownership of such Membership Interest, (iii) is aware that the Membership Interest could, in the future and depending on the success of the Company, become worth substantially more than the price at which the Existing Member negotiated in this Agreement on an arm’s-length basis and has had access to such information as the Existing Member deems reasonable and prudent to engage in the transactions contemplated under this Agreement, and (iv) has been provided the opportunity to consult legal counsel, has been advised by the Company to consult such counsel, and has consulted counsel with respect to this Agreement and the transactions contemplated herein, and by executing below waives any defense that the execution of this Agreement was neither knowing nor voluntary.

3.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Existing Member as follows:

(a)          Power; Due Authorization; Binding Agreement. The Company has full legal capacity, power, and authority to execute and deliver this Agreement, to perform all of the Company’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

(b)          No Conflict. The Company is not a party to any contract or commitment that (i) prohibits, or purports to prohibit, the consummation of the transactions contemplated by this Agreement; or (ii) requires the Company to obtain the consent of, or provide notice to, any person or entity as a condition precedent to the consummation of the transactions contemplated by this Agreement.

4.          Waiver and Consent. The Existing Member consents to the transactions contemplated hereby and agrees to waive any notice or other procedural requirement imposed upon the Company in connection with such transactions.

5.          Release.

(a)       From and after the Effective Date, to the fullest extent permitted under applicable law, the Company, for and on behalf of itself and for and on behalf of its past, present or future successors, assigns, employees, agents, direct and indirect equityholders, general and limited partners, managers, management companies, members, subsidiaries, affiliates, advisors and representatives (including their past, present or future officers, directors and affiliates) (collectively, the “Company Releasors” and each, a “Company Releasor”) hereby irrevocably waives and releases the Existing Member and each Existing Member Releasor, from all rights, remedies, claims and causes of action whatsoever (whether known or unknown, foreseen or unforeseen, heretofore or hereafter accrued, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative) that any such Person ever had, now has or may at any time have against the Existing Member or any Existing Member Releasor relating to or arising out of (i) the Existing Member’s or any Existing Member Releasor’s actual or alleged breach of any fiduciary duty (whether as a director, manager, officer, employee, equityholder or otherwise) that shall have arisen at or prior to the Effective Date or otherwise arising out of anything done, omitted, suffered or to be done at or prior to the Effective Date, in each case relating to the Company, (ii) the Existing Member’s or any Existing Member Releasor’s status or capacity as a direct or indirect equityholder of the Company prior to the Effective Date (including any right under contract, at law, in common law, in equity or otherwise to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) or (iii) the Company or the operation of the business of the Company (in each case at or prior to the Effective Date), the Membership Interest, the Operating Agreement, and any agreement, certificate or other document entered into, delivered or made available in connection therewith or any of the transactions contemplated thereby; provided, however, that the foregoing does not waive or release any, (i) claims for fraud, (ii) claims that cannot be released as a matter of law, or (iii) claims pursuant to this Agreement. No claim of the type released in this Error! Reference source not found. 5(a) will be brought or maintained by, or on behalf of, the Company, or any other Company Releasor against the Existing Member or any Existing Member Releasor.

Exhibit C to

Side Letter Agreement

(b)         From and after the Effective Date, to the fullest extent permitted under applicable law, the Existing Member, for and on behalf of itself and for and on behalf of its past, present or future successors, assigns, employees, agents, direct and indirect equityholders, general and limited partners, managers, management companies, members, subsidiaries, affiliates, advisors and representatives (including their past, present or future officers, directors and affiliates) (collectively, the “Existing Member Releasors” and each, a “Existing Member Releasor”, and together with the Company Releasors, the “Releasors” and each, a “Releasor”) hereby irrevocably waives and releases the Company and each Company Releasor, from all rights, remedies, claims and causes of action whatsoever (whether known or unknown, foreseen or unforeseen, heretofore or hereafter accrued, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative) that any such Person ever had, now has or may at any time have against the Company or any Company Releasor of or relating to or arising out of (i) the Company’s or any Company Releasor’s actual or alleged breach of any fiduciary duty (whether as a director, manager, officer, employee, equityholder or otherwise) that shall have arisen at or prior to the Effective Date or otherwise arising out of anything done, omitted, suffered or to be done at or prior to the Effective Date, in each case relating to the Company, (ii) the Company’s or any Company Releasor’s status or capacity as a direct or indirect equityholder of the Company prior to the Effective Date (including any right under contract, at law, in common law, in equity or otherwise to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) or (iii) the Company or the operation of the business of the Company (in each case, at or prior to the Effective Date), the Membership Interest, the Operating Agreement, and any agreement, certificate or other document entered into, delivered or made available in connection therewith or any of the transactions contemplated thereby; provided, however, that the foregoing does not waive or release any, (i) claims for fraud, (ii) claims that cannot be released as a matter of law, or (iii) claims pursuant to this Agreement. No claim of the type released in this Error! Reference source not found. 5(b) will be brought or maintained by, or on behalf of, the Existing Member, or any other Existing Member Releasor against the Company or any Company Releasor.

(c)         Each Releasor acknowledges that they have had the opportunity to seek legal counsel and that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Releasor expressly waives any rights such Releasor may have under such code section, as well as under any other statute or common law principle of similar effect. Notwithstanding such code section or other statute or common law principles, and for the purpose of implementing a full and complete release and discharge of the Existing Member and the Existing Member Releasors and the Company and the Company Releasors, each Releasor expressly acknowledges and agrees that the general release and waiver of claims set forth in this Agreement is intended to include in its effect, without limitation, all claims which the Releasor do not know or suspect to exist in the Releasor’s favor at the time such Releasor signs this Agreement, and that this Agreement contemplates the extinguishment of any and all such claims.

Exhibit C to

Side Letter Agreement

The Existing Member, for itself and on behalf of each of the other Existing Member Releasors, represents and warrants to the Company that no Existing Member Releasor has, prior to the Effective Date, assigned any claims against the Company or any other Company Releasor to any other Person that would, if not assigned, have been released by such Releasor pursuant to this 5.

6.          Miscellaneous.

(a)          Entire Agreement. This Agreement represents the entire understanding of the Parties with respect to the matters set forth in this Agreement and supersedes all prior agreements and understandings between the Parties pertaining thereto and may only be amended or altered by a writing executed by all Parties hereto.

(b)         Counterparts. This Agreement may be executed in counterparts (including “.pdf’ counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures of each Party transmitted by facsimile or email will be deemed to be their original signatures for all purposes.

(c)          Governing Law. This Agreement will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws provisions that would cause the substantive laws of any other jurisdiction to apply.

(d)         Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the state courts of the State of Delaware for the purpose of any action or proceeding among any of the Parties, including without limitation any such action or proceeding relating to or arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action or proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other action or proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action or proceeding other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(e)          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY

Exhibit C to

Side Letter Agreement

(f)          Withholding. The Company will be entitled to deduct and withhold from any amounts otherwise payable to the Existing Member pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or under any provision of applicable law, provided, however, that the Company shall provide Existing Member with prior written notice of any anticipated withholding and cooperate in good faith to minimize any such withholding. To the extent that any such amounts are so withheld and timely paid over to the appropriate governmental authority, such withheld amounts will be treated for all purposes of this Agreement as having been duly paid to the Existing Member in accordance with the other provisions of this Agreement.

(g)          Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. Except as expressly provided herein, no Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)          Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the Existing Member, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of any covenant hereunder, will be deemed to extend to any prior or subsequent breach or violation of any covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

(i)         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable laws, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable laws.

[ Signatures on the following page ]

Exhibit C to

Side Letter Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

COMPANY:

FULL GLASS WINE CO., LLC

By:
Name:	Louis Amoroso
Title:	Manager

Address: 1100 Emmons Court
Lake Forest, IL 60045
Attention: Louis Amoroso; Neha Kumar
Email: louis@fullglass.wine; neha@fullglass.wine

With a copy (which will not constitute notice) to:

Buchalter
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
Attention: Jeremy Weitz and Tanya Viner
E-Mail: jweitz@buchalter.com; tviner@buchalter.com

EXISTING MEMBER:

AMASS BRANDS INC.
By:
Name:
Title:

Exhibit C to

Side Letter Agreement